Exhibit (8)



                     Cahill Gordon & Reindel
                         80 Pine Street
                       New York, NY  10005





                                             February 22, 2001





Empire District Electric Trust I
The Empire District Electric Company
602 Joplin Street
Joplin, MO  64801

    Re:  Tax Opinion

Ladies and Gentlemen:

     We refer to the proposed issuance of preferred securities by the Empire District Electric Trust I, a Delaware statutory business trust, formed by The Empire District Electric Company, a Kansas corporation ("EDE"). You have requested our opinion regarding the discussions of the material U.S. federal income tax consequences of purchasing, holding and selling the preferred securities of Empire District Electric Trust I that appear under the caption "United States Taxation" in the Propectus Supplement dated February 22, 2001, to the Prospectus dated February 13, 2001, relating to the Registration Statement on Form S-3 (No. 333-55210) filed by EDE and Empire District Electric Trust I with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

     In rendering our opinion, we have reviewed the Registration Statement, the Prospectus and Prospectus Supplement, the certificate of trust and the trust agreement for Empire District Electric Trust I, EDE's indenture for debt securities, the securities resolution and the purchase agreement relating to the offering of the preferred securities, as well as the form of amended and restated trust agreement for Empire District Electric Trust I and the form of guarantee agreement of EDE filed as exhibits to the Registration Statement, and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service (the "I.R.S."), and such other authorities as we have considered relevant.

     On the basis and subject to the accuracy of the statements contained in the materials referred to above it is our opinion that the statements made under the caption "United States Taxation" contained in the Prospectus Supplement, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

     There can be no assurance that contrary positions may not be asserted by the I.R.S.

     This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Registration Statement. Any variation or difference in the facts from those set forth or assumed either herein or in the Registration Statement may affect the conclusions stated herein.

     We hereby consent to the use of our name under the caption "United States Taxation" in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act or that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                   Very truly yours,


                                   /s/Cahill Gordon & Reindel